Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

EXECUTION OF NEW TENANT LEASE AGREEMENT FOR AVAILABLE SPACE AT HILTI COMPLEX

TULSA, OK, May 30,2024—Educational Development Corporation (“EDC” or “Landlord”) (NASDAQ: EDUC) (http://www.edcpub.com) announced it has entered into a triple-net (“NNN”) lease (the “Lease”) agreement for approximately 111,000 square feet of unused office and warehouse space in it’s property located at 5402 S. 122nd East Ave, Tulsa, OK 74146 (the “Hilti Complex”) with a new tenant (“Tenant”). The initial lease term is five years commencing July 1, 2024 and includes an option to extend the lease term for an additional five years. The initial lease rate shall be $9.05 per rentable square foot, with 3% escalations at the beginning of each year of the Lease and includes standard NNN terms.

Per Craig White, President and Chief Executive Officer, “During fiscal 2022, we implemented 2 new state-of-the-art pick and pack lines which not only add efficiencies but give us increased capacity. Given these new lines have been in operation, we are no longer using our legacy lines and thus the space that these lines occupy is currently only being used for bulk storage. The Hilti Complex was originally built as a manufacturing plant so leasing this space, and expanding our offsite bulk storage flex space, will create a strong financial improvement to our bottom line. In addition, having 3 long-term tenants in the building improves our ability to market the currently ongoing sale of the Hilti Complex. We are excited to add another financially strong tenant to the Hilti Complex and look forward to their occupancy which begins July 1, 2024.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710